CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

This CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (this “Agreement”), made as of 1 August, 2022 (the “Effective Date”), is by and between Context Therapeutics Inc., having a place of business at 2001 Market Street, Suite 3915, Unit# 15, Philadelphia, PA 19103 USA (“Context”), and Berlin-Chemie AG - Menarini Group, having a place of business at Glienicker Weg 125,12489 Berlin, Germany (“Menarini”). Context and Menarini are each referred to herein individually as a “Party” and collectively the “Parties”.

RECITALS

A.    Context owns or otherwise controls and is developing the Context Compound (as defined below) for the treatment of certain tumor types.
B.    Menarini owns or otherwise controls and is developing the Menarini Compound (as defined below) for the treatment of certain tumor types.
C.    Context desires to sponsor one or more clinical trials in which the Menarini Compound and the Context Compound would be dosed in combination.
D.    Context and Menarini, consistent with the terms of this Agreement, desire to collaborate as more fully described herein, including by Menarini providing the Menarini Compound for the Study (as defined below).
E.    Menarini grants Elacestrant License to Context under the conditions and restrictions of Elacestrant License Agreements and Context hereby agrees to abide by the conditions and restrictions of Elacestrant License Agreements.
NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions, the Parties, intending to be legally bound, mutually agree as follows:

1.    Definitions

For all purposes of this Agreement, the capitalized terms defined in this Article 1 and throughout this Agreement shall have the meanings herein specified.
1.1    “Adverse Event” (also known as “AE”) means any untoward medical occurrence in a patient after administration of a pharmaceutical product, which does not necessarily have to have a causal relationship with Study treatment as further defined in the Pharmacovigilance Agreement.
1.2    “Affiliate” means, with respect to either Party, a firm, corporation or other entity which directly or indirectly owns or controls said Party, or is owned or controlled by said Party, or is under common ownership or control with said Party. The word “control” means (i) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of a legal entity, or (ii) possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities, contract rights, voting rights, corporate governance or otherwise.
1.3    “Agreement” means this agreement, as amended by the Parties from time to time, and as set forth in the preamble.
1.4    “Alliance Manager” has the meaning set forth in Section 3.11.

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1.5    “Applicable Law” means all federal, state, local, national and regional statutes, laws, rules, regulations and directives in the Territory applicable to a particular activity hereunder, including performance of clinical trials, medical treatment and the processing and protection of personal and medical data, that may be in effect from time to time, including those promulgated by the United States Food and Drug Administration (“FDA”), national regulatory authorities, the European Medicines Agency (“EMA”) and any successor agency to the FDA or EMA or any agency or authority performing some or all of the functions of the FDA or EMA in any jurisdiction outside the United States or the European Union (each a “Regulatory Authority” and collectively, “Regulatory Authorities”), and including without limitation cGMP and GCP (each as defined below); all data protection requirements such as those specified in the EU General Data Protection Regulation 2016/679 and the regulations issued under the United States Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); export control and economic sanctions regulations which prohibit the shipment of United States-origin products and technology to certain restricted countries, entities and individuals; anti-bribery and anti-corruption laws pertaining to interactions with government agents, officials and representatives; laws and regulations governing payments to healthcare providers; and any United States or other country’s or jurisdiction’s successor or replacement statutes, laws, rules, regulations and directives relating to the foregoing.
1.6    “Business Day” means any day other than a Saturday, Sunday, or any public holiday in the country where the applicable obligations are to be performed.
1.7    “Calendar Quarter” means a three-month period beginning on January 1st, April 1st, July 1st, or October 1st.
1.8    “Calendar Year” means a one-year period beginning on January 1st and ending on December 31st.
1.9    “cGMP” means the current Good Manufacturing Practices officially published and interpreted by EMA, FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Compounds.
1.10    “Clinical Data” means all data (including raw data) and results generated under the Study, other than Sample Testing Results.
1.11    “Commercially Reasonable Efforts” means the level of efforts and resources required to perform obligations under this Agreement in a sustained manner consistent with the efforts that a similarly situated pharmaceutical company would typically devote to its respective obligations under this Agreement, a study of similar potential at a similar stage of compounds development, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing.
1.12    “Compounds” means the Context Compound and the Menarini Compound. A “Compound” means the Context Compound or the Menarini Compound, as applicable.
1.13    “Combination” means the use or method of using the Menarini Compound and the Context Compound in concomitant or sequential administration but always administered as separate compounds.
1.14    “Confidential Information” means any information, Know-How or other proprietary information or materials furnished to one Party by or on behalf of the other Party pursuant to this Agreement, except to the extent that such information or materials: (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party, as demonstrated by competent evidence; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (c) became generally available to the public or otherwise part of the

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public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or (e) was subsequently developed by the receiving Party without use of the Confidential Information, as demonstrated by competent evidence.
1.15    “Context” has the meaning set forth in the preamble.
1.16    “Context Compound” means ONA-XR (onapristone extended-release formulation) to be provided as 10mg and 20mg film coated extended release tablets packaged in high-density polyethylene bottles and closures, with 60 tablets per bottle, with clinical use labels (or in such other form as Context reasonably deems appropriate for the Study).
1.17    “Continuing Party” has the meaning set forth in Section 10.1.2.
1.18    “CTA” means an application to a Regulatory Authority for purposes of requesting the ability to start or continue a clinical trial.
1.19    “Data Sharing and Sample Testing Schedule” means the schedule attached hereto as Schedule I.
1.20    “Defending Party” has the meaning set forth in Section 14.2.3.
1.21    “Disposition Package” has the meaning set forth in Section 8.7.1.
1.22    “Dispute” has the meaning set forth in Section 21.1.
1.23    “Effective Date” has the meaning set forth in the preamble.
1.24    “Eisai” means Eisai Co., Ltd., a corporation organized and existing under the laws of Japan, with its registered office at 6-10 Koishikawa 4-chome, Bunkyo-ku, Tokyo, 112-8088, Japan.
1.25    “Elacestrant License” means a license granted under the Elacestrant License Agreements.
1.26    “Elacestrant License Agreements” collectively means (a) License Agreement entered into by and between Eisai Co. Ltd. and Radius Health, Inc., dated June 29, 2006 and amended on February 26, 2015, and (b) License Agreement entered into by and between Radius Pharmaceuticals, Inc. and Berlin-Chemie AG – Menarini Group, dated July 23, 2020.
1.27    “EMA” has the meaning set forth in the definition of Applicable Law.
1.28    “FDA” has the meaning set forth in the definition of Applicable Law.
1.29    “Filing Party” has the meaning set forth in Section 10.1.2.
1.30    “First Party” has the meaning set forth in Section 8.17.
1.31    “Further Transaction” means any sale, divestment (or any other form of disposal) or license by Context to a Third Party to manufacture, develop, promote, distribute, market or sell the Context Compound or product containing the Context Compound, with respect to one or more of the countries of the world, where such transaction or deal solely involves the Context Compound (and any combination product containing the Context Compound, which combination is under Context control); provided for the purposes of clarity, the following shall not be considered a Further Transaction: (i) a sale, merger or similar transaction involving Context, as a company, to a Third Party, and (ii) the subcontracting or grant of a license to a contract manufacturer, contract salesforce organization (CSO) services, or a contract research organization for the purpose of researching, developing, manufacturing or promoting (using a CSO) the Context Compound for Context, or (iii) pre-clinical studies and clinical trials not otherwise restricted by the last sentence of Section 2.6(B).
1.32    “GCP” means the Good Clinical Practices officially published by EMA, FDA and the International Conference on Harmonisation of Technical Requirements for Registration of

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Pharmaceuticals for Human Use (ICH) that may be in effect from time to time and are applicable to the clinical testing of the Compounds.
1.33    “Government Official” means: (a) any officer or employee of a government or any department, agency or instrument of a government; (b) any person acting in an official capacity for or on behalf of a government or any department, agency, or instrument of a government; (c) any officer or employee of a company or business owned in whole or part by a government; (d) any officer or employee of a public international organization such as the World Bank or United Nations; (e) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party; and/or (f) any candidate for political office; who, when such Government Official is acting in an official capacity, or in an official decision-making role, has responsibility for performing regulatory inspections, government authorizations or licenses, or otherwise has the capacity to take decisions with the potential to affect the business of either of the Parties.
1.34    “HIPAA” has the meaning set forth in the definition of Applicable Law.
1.35    “IND” means the Investigational New Drug Application filed or to be filed with the FDA as described in Title 21 of the U.S. Code of Federal Regulations, Part 312, and the equivalent application in the jurisdictions outside the United States, including an “Investigational Medicinal Product Dossier” filed or to be filed with the Regulatory Authorities in the European Union.
1.36    “Inventions” means all inventions and discoveries, whether or not patentable, which are made or conceived in the performance of the Study and/or which are made or conceived by a Party through use of the Clinical Data or Sample Testing Results.
1.37    “Joint Development Committee” or “JDC” has the meaning set forth in Section 3.11.
1.38    “Jointly Owned Invention” has the meaning set forth in Section 10.1.1.
1.39    “Joint Patent Application” has the meaning set forth in Section 10.1.2.
1.40    “Joint Patent” means a patent that issues from a Joint Patent Application.
1.41    “Know-How” means any proprietary invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, including manufacturing, use, process, structural, operational and other data and information, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, that is not generally known or otherwise in the public domain.
1.42    “Liability” has the meaning set forth in Section 14.2.1.
1.43    “Manufacture,” “Manufactured,” or “Manufacturing” means all stages of the manufacture of a Compound, including planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, waste disposal, labeling, leafleting, testing, quality assurance, sample retention, stability testing, release, dispatch, and supply, as applicable.
1.44    “Manufacturer's Release” or “Release” means the formal quality operations of a material. Subsequent to release, a material may be used in further processing.
1.45    “Manufacturing Costs” means the costs of Manufacturing the applicable Compound, as calculated consistent with GAAP or IFRS and include [***].
1.46    “Manufacturing Site” means the facilities where a Compound is Manufactured by or on behalf of a Party, as such Manufacturing Site may change from time to time in accordance with Section 8.6 (Changes to Manufacturing).
1.47    “Menarini” has the meaning set forth in the preamble.

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1.48    “Menarini Compound” means elacestrant 400 mg and 100 mg tablets, packaged in high-density polyethylene bottles with 30 tablets each without clinical trial medication label.
1.49    “Non-Conformance” means, with respect to a given unit of Compound an event that deviates from an approved cGMP requirement with respect to the applicable Compound, such as a procedure, Specification, or operating parameter, or that requires an investigation to assess impact to the quality of the applicable Compound
1.50    “Non-filing Party” has the meaning set forth in Section 10.1.2.
1.51    “Opting-out Party” has the meaning set forth in Section 10.1.2.
1.52    “Other Party” has the meaning set forth in Section 14.2.3.
1.53    “Party” has the meaning set forth in the preamble.
1.54    “Permitted Use” has the meaning set forth in Section 3.10.
1.55    “Pharmacovigilance Agreement” means that certain pharmacovigilance agreement entered into by the Parties prior to the initiation of the Study and regarding the Compounds and incorporated herein by reference.
1.56    “Project Manager” has the meaning set forth in Section 3.11.
1.57    “Protocol” means the written documentation that describes the Study and sets forth specific activities to be performed as part of the Study conduct, a summary of which is attached hereto as Appendix A.
1.58    “Quality Agreement” means that certain quality agreement as shall be entered into by the Parties prior to the commencement of the Study regarding the Menarini Compound and incorporated herein by reference.
1.59    “Regulatory Approvals” means any and all permissions (other than the Manufacturing approvals) required to be obtained from Regulatory Authorities and any other competent authority for the development, registration, importation, use (including in clinical trials), distribution, sale and marketing of a Compound in the United States, Europe, or other applicable jurisdictions for use in humans, including any pricing or reimbursement approvals.
1.60    “Regulatory Authorities” has the meaning set forth in the definition of Applicable Law.
1.61    “Related Agreements” means the Pharmacovigilance Agreement and the Quality Agreement.
1.62    “Samples” means urine, blood and tissue samples taken, in accordance with the Protocol, from patients participating in the Study.
1.63    “Sample Testing” means the analyses to be performed by Context in accordance with the Protocol using the applicable Samples.
1.64    “Sample Testing Results” means those results arising from the Sample Testing which are to be shared between Context and Menarini, as set forth in the Data Sharing and Sample Testing Schedule.
1.65    “Second Party” has the meaning set forth in Section 8.17.
1.66    “Specifications” means, with respect to a given Compound, the set of requirements for such Compound as set by each Party.
1.67    “Study” means the open-label, phase 1b-2 study of ELacestrant, in combination with ONApristone in patients with advanced or metastatic estrogen receptor-positive, progesterone receptor-positive, HER2-negative breast cancer (ELONA), as further described in the Study Synopsis set forth in Appendix A hereto.
1.68    “Study Completion” has the meaning set forth in Section 3.8.

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1.69    “Sunshine Laws” means Applicable Laws requiring collection, reporting and disclosure of POTVs to certain healthcare providers, entities and individuals. These Applicable Laws may include relevant provisions of the Patient Protection and Affordable Health Care Act of 2010 and implementing regulations thereunder.
1.70    “Territory” means anywhere in the world.
1.71    “Third Party” means any person or entity other than Menarini, Context or their respective Affiliates.
1.72    “VAT” “has the meaning set forth in Section 8.16.

2.    Scope of the Agreement

2.1    Each Party shall contribute to the Study as set forth in this Agreement.
2.2    Each Party agrees to act in good faith in performing its obligations under this Agreement and each Related Agreement and shall notify the other Party as promptly as possible in the event of any Manufacturing delay that is likely to adversely affect supply of its Compound or Compounds as contemplated by this Agreement.
2.3    Parties’ undertakings with respect to quality of the Compounds.
2.3.1    Menarini agrees to use its Commercially Reasonable Efforts to Manufacture (or have Manufactured) and supply (or have supplied) the Menarini Compound for purposes of the Study as set forth in Article 8, and Menarini hereby represents and warrants to Context that, at the time of Delivery of the Menarini Compound, such Menarini Compound shall: (A) have been Manufactured and supplied in compliance with: (i) the Specifications for the Menarini Compound; (ii) the Quality Agreement; and (iii) all Applicable Law, including cGMP and health, safety, and environmental protections, and (B) shall be free of Non-Conformance.
2.3.2    Context agrees to use its Commercially Reasonable Efforts to Manufacture (or have Manufactured) and deliver (or have delivered) the Context Compound for purposes of the Study and Context hereby represents and warrants to Menarini that, at the time of delivery of the Context Compound to subjects involved in the Study, such Context Compound shall: (A) have been Manufactured and supplied in compliance with: (i) the Specifications for the Context Compound; and (ii) all Applicable Law, including cGMP and health, safety, and environmental protections, and (B) shall be free of Non-Conformance.
2.3.3    Without limiting the foregoing, each Party is responsible for obtaining all regulatory approvals (including facility licenses) that are required to Manufacture its Compounds in accordance with Applicable Law (provided that for clarity, Context shall be responsible for obtaining Regulatory Approvals for the Study as set forth in Section 3.4).
2.4    Each Party shall have the right to delegate or subcontract any portion of its obligations solely related to the Study hereunder: (i) to its own Affiliates, without the other Party's written consent; or (ii) to Third Parties (which, in relation to the manufacture of any additional Menarini Compound or Context Compound after the Effective Date shall be with a reputable manufacturer). Each Party shall remain solely and fully liable for the performance of its subcontractors. Each Party shall ensure that each of its subcontractors performs its obligations pursuant to the terms of this Agreement, including the Appendices attached hereto. Each Party shall use Commercially Reasonable Efforts to obtain and maintain copies of documents relating to the obligations performed by such subcontractors that are held by

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or under the control of such subcontractors and that are required to be provided to the other Party under this Agreement.
2.5    Other than as set forth in this Agreement, this Agreement does not create any obligation on the part of Context to provide the Context Compound for any activities other than the Study, nor does it create any obligation on the part of Menarini to provide the Menarini Compound for any activities other than the Study.
2.6    (A) Subject to paragraph (B) below, nothing in this Agreement shall (i) prohibit either Party from performing clinical studies other than the Study relating to its own Compounds, either individually or in combination with any other compound or product, in any therapeutic area, or (ii) create an exclusive relationship between the Parties with respect to any Compound (without prejudice to Section 20.2 below).
(B) Notwithstanding the foregoing, the Parties agree that Context shall not, without the prior written consent of Menarini (which consent shall be at Menarini’s sole discretion), include in the Study any additional trial arms which includes any antiestrogen compounds other than the Menarini Compound. In addition, until the earlier of (i) Study completion, (ii) the termination of the Study or this Agreement, (iii) FDA providing a complete response letter (“CRL”) to the application for approval for the Menarini Compound that does not ultimately lead to approval of the Menarini Compound within six (6) months of such initial CRL, or (iv) Menarini’s breach of the terms of this Agreement, Context will not, without the prior written consent of Menarini (which consent shall be at Menarini’s sole discretion), conduct a clinical trial in humans with an orally administered selective estrogen receptor degrader, other than the Menarini Compound, in patients with advanced or metastatic estrogen receptor-positive, progesterone receptor-positive, HER2-negative breast cancer.
2.7    Notwithstanding any other section to the contrary in any case, Menarini grants Elacestrant License to Context under the conditions and restrictions of Elacestrant License Agreements. Context hereby agrees to abide by the conditions and restrictions of Elacestrant License Agreements. If there is any discrepancy between the provisions of this Agreement and Elacestrant License Agreements, the provisions of Elacestrant License Agreements shall prevail and apply to the Parties.
3.    Conduct of the Study

3.1    Context shall act as the sponsor of the Study and shall hold the IND relating to the Study; provided, however, that in no event shall Context file a separate IND for the Study unless required by Regulatory Authorities to do so. If a Regulatory Authority requests a separate IND for the Study, the Parties will meet to discuss an approach to address such requirement, with Context having final decision-making authority regarding such separate IND, provided that Context shall reasonably consider any input provided by Menarini.
3.2    Prior to the initiation of the Study or as may otherwise be necessary during the course of the Study, either Party shall share with the other Party any information related to the pre-clinical and clinical studies it performed regarding their respective Compound, as may be reasonably requested by the other Party in view of the evaluation of the Study.
3.3    Context agrees that the Study shall be performed in accordance with this Agreement, its obligations under the Related Agreements, the Protocol and all Applicable Law, including GCP, other than any Study activities to be performed by Menarini for which Menarini shall ensure that such Study activities are performed in accordance with this Agreement, its obligations under the Related Agreements, and all Applicable Law, including GCP. In the event that any Regulatory Authority, ethics committee or institutional review board has

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questions related to the Protocol or the conduct of the Study that relate to the Menarini Compound, Menarini will provide reasonable assistance in responding to such questions.
3.4    Context agrees that all its Study activities shall be in compliance with all directions from, and that have been agreed with, any Regulatory Authority and/or ethics committee with jurisdiction over the Study. Further, Context shall ensure that all Regulatory Approvals from any Regulatory Authority and/or ethics committee with jurisdiction over the Study are obtained prior to initiating performance of the Study (in particular and to the extent applicable, Context will follow the FDA Guidance on co-development of two or more investigational drugs). Context shall participate in and, if required, lead any and all discussions with any Regulatory Authority regarding the Study, provided, however, that Menarini shall have the right (but no obligation) to participate in any such discussions. Menarini grants to Context a non-exclusive, non-transferable (except in connection with a permitted assignment, sublicense or subcontract) “right of reference” (as defined in 21 CFR 314.3(b)), or similar “right of reference” as defined in applicable regulations in the relevant part of the Territory, with respect to Menarini’s Regulatory Approvals for the Menarini Compound, as necessary for Context to prepare, submit and maintain Regulatory Approvals for the Study. Further, Menarini shall provide to Context a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate such right of reference.
3.5    Notwithstanding anything to the contrary in this Agreement, neither Party shall have any right to access the other Party's CMC Data (as hereinafter defined) with respect to its Compounds unless it is requested or required by the Regulatory Authority. If necessary, each Party shall authorize FDA and other applicable Regulatory Authorities to cross-reference the U.S. and EU Regulatory Approvals of its Compound to provide data access to the other Party solely to the extent necessary to support conduct of the Study. If the cross-references to such Regulatory Approvals are not deemed sufficient by a Regulatory Authority in any given country, then such Party shall file the complete CMC components of the Common Technical Document for its Compound (the “CMC Data”) with such Regulatory Authority, with a letter of authorization for the other Party to cross-reference the CMC Data for the review of the CTA; however, the other Party shall have no right to directly access the CMC Data. If direct access to CMC Data of the other Party is required for any regulatory filing submission, the Parties will discuss in good faith a potential solution; however in the absence of an agreement, the Parties shall refrain from using the CMC Data for any such filing.
3.6    In addition to the foregoing, Menarini shall use its Commercially Reasonable Efforts to: (i) provide the first tranche of Menarini Compound described in Appendix B to Context no later than [***] days from the written order from Context, and (ii) provide such other documents and information as may be requested by a Regulatory Authority, to the extent such documents and information are reasonably available to Menarini.
3.7    Context shall maintain reports and all related documentation in good scientific manner and in compliance with Applicable Law. Each Party shall provide to the other all Study information and documentation reasonably requested by such other Party to enable it to (i) comply with any of its legal and regulatory obligations, or any request by any Regulatory Authority, in each case, to the extent related to the Study or, subject to Section 3.4 and Section 3.5 above, such Party's Compounds, (ii) conduct the Sample Testing (in the case of Context), (iii) satisfy any contractual obligation to a subcontractor engaged pursuant to Section 2.4, and (iv) in the case of Menarini, determine whether the Study has been performed by Context in accordance with this Agreement.
3.8    Context shall own all Clinical Data. Context hereby grants Menarini a worldwide, perpetual, fully paid up, royalty free, sublicensable limited license to use the Clinical Data and Sample

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Testing Results for the Permitted Use as set forth in Section 3.10. Context shall provide to Menarini copies of all Clinical Data, in electronic form or other mutually agreeable alternate form, and on the timelines specified in the Data Sharing and Sample Testing Schedule (if applicable) or upon mutually agreeable timelines and a complete copy of the Clinical Data shall be provided to Menarini no later than [***] days following Study Completion. To the extent applicable, each Party shall provide to the other Party with pharmacokinetics data regarding their respective Compounds on the timelines specified in the Data Sharing and Sample Testing Schedule (if applicable) or upon mutually agreeable timelines. “Study Completion” shall be deemed to occur upon lock of the Study database. Context shall ensure that all patient authorizations and consents required under HIPAA or any other similar Applicable Law in connection with the Study permit such sharing of Clinical Data with Menarini.
3.9    Subject to Section 3.8, Context shall own all Sample Testing Results, whether the testing is conducted by or on behalf of Context and/or Menarini. Context shall provide to Menarini the Sample Testing Results for the Sample Testing conducted by or on behalf of Context, in electronic form or other mutually agreeable alternate form, and on the timelines specified in the Data Sharing and Sample Testing Schedule or other mutually agreed timelines. Likewise, Menarini shall not perform any Sample Testing without the prior written consent of Context. Menarini shall provide to Context the Sample Testing Results for the Sample Testing conducted by or on behalf of Menarini, in electronic form or other mutually agreeable alternate form, and on the timelines specified in the Data Sharing and Sample Testing Schedule or other mutually agreed timelines.
3.10    Except to the extent otherwise agreed in writing and signed by authorized representatives of each Party, each Party shall use the Clinical Data and Sample Testing Results for the purposes of (i) publications in compliance with Section 12, (ii) further research, development and exploitation of the Context Compound (in the case of Context as the using Party), including seeking and maintaining Regulatory Approval of the Context Compound (including label extensions), (iii) further research, development and exploitation of the Menarini Compound (in the case of Menarini as the using Party), including seeking and maintaining Regulatory Approval of the Menarini Compound (including label extensions) and (iv) filing and prosecuting patent applications for Inventions and enforcing any resulting patents (collectively, the “Permitted Use”). The Parties agree to provide sufficient quantities of their Compounds for interference testing in bioanalytical or proprietary assays in order to confirm, as applicable, that their Compound does not interfere with the other Party's assay performance. Initial experiments may be performed to determine impact to assay performance and will follow a validated protocol and/or standard operating procedure.
3.11    Joint Development Committee. The Parties shall form a joint development team (the “Joint Development Committee” or “JDC”) made up of an equal number of representatives of Context and Menarini, which shall initially be set as two (2) representatives from and selected by each Party, which shall have responsibility for coordinating all activities between the Parties under, and pursuant to, this Agreement. Each Party shall designate a project manager (the “Project Manager”) who may or may not be part of the JDC and who shall be responsible for implementing and coordinating activities and facilitating the exchange of scientific information between the Parties with respect to the Study. The JDC shall meet as soon as practicable after the Effective Date and then no less than twice yearly, and more often as reasonably considered necessary at the request of either Party, to provide an update on Study progress. Prior to any such meeting, the Context Project Manager shall provide an update in writing to the Menarini Project Manager, which update shall contain

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information about overall Study progress, recruitment status, interim analysis (if results are available), final analysis and other information relevant to the conduct of the Study. In addition to a Project Manager, each Party shall designate an alliance manager (the “Alliance Manager”), who may or may not be the Project Manager and/or a member of the JDC, and who shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information and shall serve as the primary point of contact for any issues arising under this Agreement. The Alliance Managers shall have the right to attend all JDC meetings and may bring to the attention to the JDC any matters or issues either of them reasonably believes should be discussed and shall have such other responsibilities as the Parties may mutually agree in writing. In the event that an issue arises, and the Alliance Managers cannot or do not, after good faith efforts, reach agreement on such issue, the issue shall be elevated to the Chief Medical Officer for Context and the Chief Medical Officer for Menarini. If the Parties cannot agree, Context shall have final decision making rights on all operational issues and regulatory strategies relating to the Study, except that Context may not make changes to the Study which may materially impact the Menarini Compound without the written consent of Menarini, which shall not be unreasonably withheld, conditioned or delayed; provided that, in all cases, such consent or written explanation for why such consent is being withheld, conditioned or delayed shall be provided within [***] days of Context's request for Menarini's consent; and provided further that if Menarini fails to provide such written explanation within such fifteen [***] day period, then Menarini shall be deemed to have provided its consent.
3.12    Each Party shall also appoint a supply chain representative to hold telephone discussions at a mutually agreed-upon frequency to review the quantities of Menarini Compound and Context Compound needed for the Study (in accordance with Article 8 and Appendix B) and any other supply chain issues that may arise during the Study.
3.13    A Party may change its representatives on the JDC and its Project Manager and Alliance Manager by giving the other Party written notice thereof.
3.14    Context shall provide Menarini with (i) an electronic draft of the final Study report for Menarini to provide comments to Context within [***] days of receipt of such draft final Study report and (ii) the final version of the final Study report promptly after it is issued. Context shall consider in good faith any comments provided by Menarini on the draft of the final Study report and shall not include any statements relating to the Menarini Compound which have not been approved by Menarini, approval of which shall not be unreasonably withheld, conditioned or delayed.
3.15    Notwithstanding anything in this Agreement to the contrary, but without prejudice to Section 2.6 and Section 20.2, each Party acknowledges and agrees that the other Party may have present or future business activities or opportunities, including business activities or opportunities with Third Parties, involving antiestrogen compounds, in the case of Context, or antiprogesterone compounds, in the case of Menarini, or other similar products, programs, technologies or processes. Accordingly, each Party acknowledges and agrees that nothing in this Agreement shall be construed as a representation or inference that the other Party will not develop for itself, or enter into business relationships with other Third Parties regarding, any products, programs, studies (including combination studies), technologies or processes that are similar to or that may compete with the Combination or any other product, program, technology or process, including antiestrogens or antiprogesterones, provided that the Clinical Data, Sample Testing Results, Jointly Owned Inventions, and Confidential Information are not used or disclosed in connection therewith in violation of this Agreement.

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3.16    Nothing in this Agreement, but without prejudice to Section 20.2, shall prohibit or restrict a Party from licensing, assigning or otherwise transferring to an Affiliate or Third Party its rights to its Compound and the related Clinical Data, Confidential Information (not including any Confidential Information solely owned by the other Party), Sample Testing Results or Jointly Owned Inventions; provided, however, that in the case of any such license, assignment or transfer, the licensee, assignee or transferee shall agree in writing to use such Clinical Data, Confidential Information, Sample Testing Results and Jointly Owned Inventions only for the Permitted Use and any other use expressly permitted by this Agreement and to otherwise be bound by the terms of this Agreement.

4.    Protocol and Related Documents

4.1    A summary of the initial Protocol, entitled “Protocol Summary”, has been agreed to by the Parties as of the Effective Date, and is attached as Appendix A. Context shall have the final decision regarding the contents of the Protocol; provided, however, that any material changes to the Protocol materially impacting the Menarini Compound shall require Menarini's prior written consent, not to be unreasonably withheld, conditioned or delayed. Any such proposed changes will be sent in writing to Menarini's Project Manager and Menarini's Alliance Manager. Menarini will provide such consent, or a written explanation for why such consent is being withheld, within [***] days of receiving a copy of Context's requested changes; provided that if Menarini fails to provide such written explanation within such [***] day period, then Menarini shall be deemed to have consented to such change or changes.
4.2    Context shall prepare the patient informed consent form for the Study (which shall include any required consent for the Sample Testing) in consultation with Menarini (it being understood and agreed that the portion of the informed consent form relating to the Menarini Compound will be timely provided to Context by Menarini). Any changes to such form that relate to the Menarini Compound shall be subject to Menarini's review and prior written consent, not to be unreasonably withheld, conditioned or delayed. Any such proposed changes will be sent in writing to Menarini's Project Manager and Menarini's Alliance Manager. Menarini will provide such consent, or a written explanation for why such consent is being withheld, within [***] days of receiving a copy of Context's requested changes; provided that if Menarini fails to provide such written explanation within such [***] day period, then Menarini shall be deemed to have consented to such change or changes.
4.3    Within a reasonable time after the Effective Date, the Parties shall enter into an agreement related to the collection of financial disclosure information from “clinical investigators” involved in the Study and the certification and/or disclosure of the same in accordance with all Applicable Law, including, but not limited to, Part 54 of Title 21 of the United States Code of Federal Regulations (Financial Disclosure by Clinical Investigators) and related FDA guidance documents. Among other things, such agreement will provide (a) for Context to track and collect from all “clinical investigators” involved in the Study either separate certification and/or disclosure forms for each of Context and Menarini (which for clarity, Menarini shall provide Context with such certification and/or disclosure form to be sent to “clinical investigators”) or one (1) “combined” certification and/or disclosure form for both Context and Menarini and (b) that Context will be responsible for preparing and submitting the Financial Disclosure Module 1.3.4 components to the FDA for any Regulatory Approvals in connection with the Study. For purposes of this Section 4.3, the term “clinical investigators” shall have the meaning set forth in Part 54.2(d) of Title 21 of the United States Code of Federal Regulations.

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4.4    Within a reasonable time after the Effective Date, the Parties shall negotiate in good faith and enter into a Quality Agreement and a Pharmacovigilance Agreement. For clarity, transfer of the Menarini Compound and the initiation of the Study cannot take place before the Quality Agreement and the Pharmacovigilance Agreement are in effect.

4.5    Sunshine Laws.

4.5.1    For purposes of compliance with reporting obligations under Sunshine Laws, as between the Parties, Context represents that it is not, as of the Effective Date and to the best of its knowledge, subject to reporting obligations under the Sunshine Laws.  Therefore, as between the Parties, and to the extent they are required by law, Menarini will report payments or other transfers of value (“POTV”) made by Context or any Third Party contract research organization used to conduct the Study related to the conduct of the Study and any applicable associated contractor engagements as required under the Sunshine Laws for the Study.  Menarini shall request delayed publication for any reported POTV for the Study as permitted under the Sunshine Laws and if consistent with Menarini’s normal business practices.  In the event that Context becomes responsible for reporting POTV for studies sponsored by it in a given country during the term of this Agreement, Context shall provide written notification to Menarini and the Parties will meet to confer to discuss how they wish to handle reporting thereafter.  Interpretation of the Sunshine Laws for purposes of reporting any POTV by a Party shall be in such Party’s sole discretion so long as the interpretation complies with Applicable Law.
4.5.2    Context (i) will provide (to the extent in the possession of Context), or will utilize Commercially Reasonable Efforts to obligate and ensure that each Third Party contract research organization used to conduct the Study and other applicable Third Party contractors for the Study provides, Menarini with any information requested by Menarini as Menarini may reasonably determine is necessary for Menarini to comply with its reporting obligations under Sunshine Laws (with such amounts paid to, or at the direction of, healthcare providers, teaching hospitals and/or any other persons for whom POTVs must be reported under Sunshine Laws to be reported to Menarini within a reasonable time period specified by Menarini) and (ii) will reasonably cooperate with, and will utilize Commercially Reasonable Efforts to obligate and ensure that each Third Party contract research organization used to conduct the Study and other applicable Third Party contractors for the Study reasonably cooperates with, Menarini in connection with its compliance with such Sunshine Laws.  The form in which Context provides any such information shall be mutually agreed but sufficient to enable Menarini to comply with its reporting obligations and Menarini may disclose any information that it believes is necessary to comply with Sunshine Laws.  Without limiting the foregoing, Menarini shall have the right to allocate POTVs in connection with this Agreement in any required reporting under Sunshine Laws in accordance with its normal business practices. These obligations shall survive the expiration and termination of this Agreement to the extent necessary for Menarini to comply with Sunshine Laws.  Context shall not be required to provide any information to Menarini that is subject to disclosure pursuant to Context’s own obligations under the Sunshine Laws.

5.    Adverse Event Reporting

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Context will be solely responsible for compliance with all Applicable Law pertaining to safety reporting for the Study and related activities. Prior to the initiation of the Study, the Parties will have executed the Pharmacovigilance Agreement to ensure the exchange of relevant safety data and Adverse Event reporting within appropriate timeframes and in an appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations and to facilitate appropriate safety reviews.

6.    Term and Termination

6.1    The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until completion of all of the obligations of the Parties hereunder or until terminated by either Party pursuant to this Article 6.
6.2    In the event that Menarini reasonably and in good faith believes that the Menarini Compound is being used in the Study in an unsafe manner and notifies Context in writing of the grounds for such belief, and Context fails to promptly incorporate (subject to approval by applicable Regulatory Authorities or Institutional Review Boards) changes into the Protocol reasonably requested by Menarini to address such issue or to otherwise reasonably and in good faith address such issue, Menarini may terminate this Agreement and the supply of the Menarini Compound effective upon written notice to Context and upon the safe transition of patients out of the Study.
6.3    Either Party may terminate this Agreement if the other Party commits a material breach of this Agreement, and such material breach continues for thirty (30) days after receipt of written notice thereof from the non-breaching Party; provided that if such material breach cannot reasonably be cured within thirty (30) days, the breaching Party shall be given a reasonable period of time to cure such breach.
6.4    If either Party determines in good faith, based on a review of the Clinical Data, Sample Testing Results or other Study-related Know-How or other information, that the Study may unreasonably affect patient safety, such Party shall promptly notify the other Party of such determination. The Party receiving such notice may propose modifications to the Study to address the safety issue identified by the other Party and, if the notifying Party agrees, shall act to immediately implement such modifications; provided, however, that after discussions, if the Parties cannot agree on a plan to address the concerns then the notifying Party need not wait for the other Party to propose modifications and may instead terminate this Agreement immediately upon written notice to such other Party. If the Parties agree to cease the Study, the Parties shall reasonably cooperate towards an orderly wind-down of the Study in a manner medically necessary to safely transition patients out of the Study.
6.5    In the event that any Regulatory Authority takes any action, or raises any objection that substantively functions, (i) to suspend or terminate the Study or (ii) that prevents a Party from supplying, in the case of Context, the Context Compound and, in the case of Menarini, the Menarini Compound, for purposes of the Study, then the Parties shall meet promptly to discuss such matter in good faith and determine a reasonable approach to such matter. If after discussions, the Parties cannot agree on a plan to address the concerns and such matter is still unresolved, then either Party may terminate this Agreement immediately upon written notice to such other Party; provided, however, that the Parties shall reasonably cooperate towards an orderly wind-down or completion of the Study in a manner medically necessary to safely transition patients out of the Study. Additionally, if either Party reasonably believes that the Study data shows (e.g., through an interim analysis or other

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data read out) evidence of lack of efficacy and/or futility of the Study and if such Party is therefore considering terminating the Study, then such Party shall notify the other Party and both Parties shall discuss in good faith. If the Parties agree that the Study shows evidence of lack of efficacy and/or futility of the Study, then either Party may terminate this Agreement, provided that the Parties shall reasonably cooperate towards an orderly wind-down of the Study in a manner medically necessary to safely transition patients out of the Study. If the Parties are in disagreement on the possible evidence of lack of efficacy or futility of the Study, then the Parties shall mutually appoint a third-party expert (“Arbitrator”) in the field of the Study who shall advise on the matter, and the decision of the Arbitrator shall be final and binding upon the Parties. The Arbitrator shall decide without any particular procedure but after reasonably hearing information presented by the Parties. The costs of such Arbitrator shall be equally (50%/50%) borne by the Parties, and if the Arbitrator finally determines that the Study shows evidence of lack of efficacy and/or futility of the Study such that a reasonable and prudent company would decide to terminate such Study, either Party may terminate this Agreement and the Parties shall reasonably cooperate towards an orderly wind-down of the Study in a manner medically necessary to safely transition patients out of the Study.
6.6    In the event that this Agreement is terminated for any reason other than a termination by Context for Menarini's material breach pursuant to Section 6.3, Context shall, at Menarini's sole discretion, promptly either return or destroy all unused Menarini Compound pursuant to Menarini's instructions. If Menarini requests that Context destroy the unused Menarini Compound, Context shall provide written certification of such destruction. For clarity, in the event this Agreement is terminated for any reason, then Context shall have the continuing right to use any Menarini Compound in its possession solely to wind down the Study.
6.7    Either Party shall be entitled to terminate this Agreement immediately upon written notice to the other Party, if such other Party materially fails to perform any of its obligations under Section 13.3 or materially breaches any representation or warranty contained in Section 13.3. Additionally, should: (i) it be documentarily evidenced that the Study budget is exceeding or is anticipated to exceed the estimated budget amount by more than [***] of the amount set forth in the initial statement of work (covering the entire Study as described in the Study Synopsis in Appendix A) between Context and the primary contract research organization engaged by Context to perform the Study (the “Primary CRO”); and (ii) Context reasonably determines not to cover such additional costs and expenses, then, if Context intends to terminate the Study, Context shall notify Menarini in writing with such reasonable details and documentary evidence and the Parties shall discuss in good faith a potential solution, and if the Parties are unable to find a solution within [***] days of Context’s notice to Menarini regarding this matter, then Context may terminate the Study and this Agreement effective upon written notice to Menarini, provided that further to such termination, the Parties shall reasonably cooperate towards an orderly wind-down of the Study in a manner medically necessary to safely transition patients out of the Study. The non-terminating Party shall have no claim against the terminating Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this Section 6.7.
6.8    The provisions of this Section 6.8 and Sections 3.5, 3.7, 3.8, 3.9, 3.10, 6.4 (with respect to the cooperation in winding down the Study), 6.5 (with respect to the cooperation in winding down the Study), 6.6, 6.7 (no claim for termination), 6.9, 6.10, 13.2, 13.4, 14.2 (Indemnification),14.3 (Limitation of Liability), and Articles 1 (Definitions), 5 (Adverse Event Reporting), 7 (Costs of Study), 9 (Confidentiality), 10 (Intellectual Property), 11 (Reprints; Rights of Cross-Reference), 12 (Press Releases and Publications), 15 (Use of Name), 20.1

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and 20.2, to the extent provided therein (Additional Obligations), 21 (Dispute Resolution and Jurisdiction), 22 (Notices), 23 (Relationship of the Parties) and 25 (Construction) shall survive the expiration or termination of this Agreement; provided, however, that in the event Menarini terminates this Agreement pursuant to Sections 6.4 or 6.5 (and Context continues the Study), or Context terminates this Agreement pursuant to Section 6.3 for Menarini’s breach of contract, then Menarini's rights contained in Section 3.8, 20.2 and Article 11, shall not survive the termination of this Agreement.
6.9    Termination of this Agreement shall be without prejudice to any claim or right of action of either Party against the other Party for any prior breach of this Agreement.
6.10    Upon termination of this Agreement, each Party and its Affiliates shall promptly return to the other Party or destroy any Confidential Information of the other Party (other than Clinical Data, Sample Testing Results, and Inventions) furnished to the receiving Party by the other Party, except that the receiving Party shall have the right to retain one copy for record-keeping purposes.

7.    Costs of Study

The Parties agree that (i) Menarini shall provide the Menarini Compound for use in the Study, as described in Article 8, at no cost to Context; (ii) Context shall bear all other costs associated with the conduct of the Study, including that Context shall provide the Context Compound for use in the Study; and (iii) Menarini shall provide cfNA analysis of the anonymized blood samples of all Study patients and shall bear the costs of testing, as further described in Appendix C (which shall be considered Clinical Data and/or Sample Testing Results, as appropriate), provided that Context shall be responsible for shipments of the anonymized blood samples and shall bear all costs associated with such shipments, as further described in Appendix C. The Parties shall use Commercially Reasonable Efforts so that the anonymized blood samples cannot be related to a specific individual patient by Context. Should the Parties determine and/or reasonably believe that the anonymized blood samples may be related by Context to a specific individual patient, then the Parties shall work together to take such reasonable steps and enter into appropriate data processing agreement(s) compliant with Applicable Laws regarding such samples.
For the avoidance of doubt, Context will not be required to reimburse Menarini for any costs or expenses incurred by Menarini or its Affiliates in connection with the Study, and Menarini will not be required to reimburse Context for any costs or expenses incurred by Context or its Affiliates in connection with the Study.

8.    Supply and Use of the Compound

8.1    Supply of the Compounds. Appendix B (the “Supply Agreement”) sets out the quantities of the Menarini Compound that Menarini shall use its Commercially Reasonable Efforts to supply, or cause to be supplied, and the timelines for such supply, in each case, for use in the Study, including any extensions thereto. In the event that Context determines that the quantities of the Menarini Compounds set forth in the Supply Agreement are not sufficient to complete the Study (due, for example, to the addition of Study Sites or countries, or subject withdrawal from the Study) or any extension of the Study (due, for example, to patients having a durable response beyond the initial Study timeframe), Context shall so notify Menarini, and the Parties shall discuss in good faith regarding additional quantities of Menarini Compounds to be provided and the schedule on which such additional quantities may be provided. Each Party shall also provide to the other Party a contact person for the

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supply of its Compound or Compounds under this Agreement. Notwithstanding the foregoing, or anything to the contrary herein, in the event that either Party is not supplying Compound in accordance with the terms of this Agreement, or is allocating under Section 8.10, then the other Party shall have no obligation to supply its Compound or Compounds or may allocate proportionally.
8.2    Minimum Shelf-Life Requirements. Each Party shall use Commercially Reasonable Efforts to supply its Compound or Compounds hereunder with an adequate remaining shelf life at the time of Delivery to meet the Study requirements in accordance with Appendix B.
8.3    Provision of Compounds.
8.3.1    Menarini will use its Commercially Reasonable Efforts to deliver, at its own cost, the Menarini Compound to Context's, or its designee's, location as specified by Context in the written order (“Delivery” with respect to such Menarini Compound). Title and risk of loss for the Menarini Compound shall transfer from Menarini to Context at Delivery. All costs associated with the subsequent transportation, warehousing and distribution of Menarini Compound shall be borne by Context. Context will, or will cause its designee to: (i) take delivery of the Menarini Compound supplied hereunder; (ii) subsequently label and pack (in accordance with Section 8.4) and promptly ship the Menarini Compound to the Study sites, in compliance with cGMP, GCP and other Applicable Law; and (iii) provide, from time to time at the reasonable request of Menarini, the following information: any applicable chain of custody forms; in-transport temperature recorder(s); records and receipt verification documentation; such other transport or storage documentation as may be reasonably requested by Menarini (to the extent within Context's possession or control); and usage and inventory reconciliation documentation related to the Menarini Compound.
8.3.2    Context is solely responsible, at its own cost, for supplying (including all Manufacturing, acceptance and release testing) the Context Compound for the Study, and the subsequent handling, storage, transportation, warehousing and distribution of the Context Compound supplied hereunder. Context shall ensure that all such activities are conducted in compliance with cGMP, GCP and other Applicable Law. For purposes of this Agreement, the “Delivery” of a given quantity of the Context Compound shall be deemed to occur when such quantity is packaged for shipment to a Study site.
8.4    Labeling and Packaging; Use, Handling and Storage.
8.4.1    Menarini shall provide the Menarini Compound to Context in the U.S. in such form as reasonably requested by Context and reasonably approved by the JDC, and Context shall be responsible for labeling, packaging, and leafleting such Menarini Compound in accordance with the Study requirements and otherwise in accordance with all Applicable Law, including cGMP, GCP, and health, safety and environmental protections.
8.4.2    Context shall (i) use the Menarini Compound solely for purposes of performing the Study; (ii) not use the Menarini Compound in any manner inconsistent with this Agreement or for any commercial purpose; and (iii) use, store, transport, handle and dispose of the Menarini Compound in compliance with the Quality Agreement and Applicable Laws. Context shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of the Menarini Compound, and in particular shall not analyze the Menarini Compound by physical, chemical or biochemical means except as necessary to perform its obligations under this Agreement.

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8.5    Product Specifications. A certificate of analysis and safety data sheet shall accompany each shipment of the Menarini Compound to Context as shall be further clarified in the Quality Agreement. Upon request, Context shall provide Menarini with a certificate of analysis covering each shipment of Context Compound used in the Study.
8.6    Changes to Manufacturing. Each Party may make changes from time to time to its Compound or the Manufacturing Site in compliance with the Quality Agreement (with respect to the Menarini Compound) and this Agreement (with respect to the Context Compound) and as prior discussed in the JDC.
8.7    Product Testing; Noncompliance
8.7.1    After Manufacturer's Release. After Manufacturer's Release of Menarini Compound and concurrently with Delivery of the Compound to Context, Menarini shall provide Context with such certificates and documentation as are described in the Quality Agreement (“Disposition Package”). Context shall take all steps necessary to determine that the Context Compound or Menarini Compound, as applicable, is suitable for release before making such Context Compound or Menarini Compound, as applicable, available for human use, and Menarini shall provide cooperation or assistance as reasonably requested by Context in connection with such determination with respect to the Menarini Compound. Context shall be responsible for storage and maintenance of Menarini Compound until it is tested and/or released, which storage and maintenance shall be in compliance with the Specifications for the applicable Menarini Compound, and Applicable Law, and shall be responsible for any failure of the Menarini Compound to meet the Specifications to the extent caused by shipping, storage, or handling conditions after Delivery to Context hereunder.
8.7.2    Non-Conformance.
a.    In the event that either Party becomes aware that any Compound may have a Non-Conformance, despite testing and quality assurance activities (including any activities conducted by the Parties under Sections 8.7.1 (After Manufacturer's Release)), such Party shall notify the other Party upon identification of the Non-Conformance. The Parties shall investigate any Non-Conformance in accordance with Section 8.9 (Investigations) and any discrepancy between them shall be resolved in accordance with Section 8.8 (Resolution of Discrepancies).
b.    In the event that any proposed or actual shipment of Menarini Compound (or portion thereof) shall be agreed to have a Non-Conformance at the time of Delivery to Context, then unless otherwise agreed to by the Parties, Menarini shall promptly replace such Menarini Compound as is found to have a Non-Conformance (with respect to Menarini Compound that has not yet been administered in the course of performing the Study). Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of Context with respect to any Menarini Compound that is found to have a Non-Conformance at the time of Delivery shall be (i) prompt replacement of such Menarini Compound as set forth in this Section 8.7.2(b), and (ii) indemnification under Section 14.2 (to the extent applicable); provided, for clarity, that Context shall not be deemed to be waiving any rights under Section 8.15. In the event that Menarini Compound is lost or damaged after Delivery, the Parties shall discuss a replacement supply at reasonable cost (which shall not exceed Menarini’s direct cost of goods of the Menarini Compound, including shipment costs plus [***]) and reasonable timelines. For the avoidance of doubt, Menarini shall have no obligation to provide replacement Menarini Compound for any Menarini Compound supplied hereunder other than such Menarini Compound as has been agreed or determined to have a Non-Conformance at the time of Delivery to Context. Menarini shall be responsible for any costs incurred by Context in connection

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with the return or destruction of any Menarini Compound supplied hereunder that is found to have a Non-Conformance caused by Menarini.
c.    Context shall be responsible for, and Menarini shall have no obligations or liability with respect to, any Context Compound supplied hereunder that is found to have a Non-Conformance. Context shall replace any Context Compound as is found to have a Non-Conformance (with respect to Context Compound that has not yet been administered in the course of performing the Study). Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of Menarini with respect to any Context Compound that is found to have a Non-Conformance at the time of Delivery shall be (i) replacement of such Context Compound as set forth in this Section 8.7.2(c), and (ii) indemnification under Section 14.2 (to the extent applicable); provided, for clarity, that Menarini shall not be deemed to be waiving any rights under Section 8.15.
8.8    Resolution of Discrepancies. Disagreements regarding any determination of Non-Conformance by Context shall be resolved by representatives of both Parties.
8.9    Investigations. The process for investigations of any Non-Conformance shall be handled in accordance with each Party’s procedures.
8.10    Shortage: Allocation. In the event that a Party's Compound is in short supply as a result of a Manufacturing disruption, Manufacturing difficulties or other similar event - in each case, for causes beyond such Party’s reasonable control - such that a Party reasonably believes in good faith that it will not be able to fulfill its supply obligations hereunder with respect to such Compound, such Party will provide prompt written notice to the other Party thereof (including the shipments of Compound hereunder expected to be impacted and the quantity of its Compound that such Party reasonably determines it will be able to supply) and the Parties will promptly discuss such situation (including how the quantity of Compound that such Party is able to supply hereunder will be allocated within the Study). In such event, the Party experiencing such shortage shall (i) use its Commercially Reasonable Efforts to remedy the situation giving rise to such shortage and to take action to minimize the impact of the shortage on the Study, and (ii) allocate to the other Party an amount of Compound at least proportionate to the total amount of the Compound shipments hereunder expected to be impacted by the shortage divided by the total demand for the Compound for the impacted time period.
8.11    Records. Each Party shall maintain complete and accurate records in all material respects pertaining to its Manufacture of its Compound or Compounds supplied hereunder.
8.12    Quality. Quality matters related to the Manufacture of the Menarini Compound shall be governed by the terms of the Quality Agreement in addition to the relevant quality provisions of this Agreement. Quality matters related to the Manufacture of the Context Compound shall be governed by the relevant quality provisions of this Agreement.
8.13    Quality Control. Each Party shall implement and perform operating procedures and controls for sampling, stability and other testing of its Compound or Compounds, and for validation, documentation and release of its Compound or Compounds and such other quality assurance and quality control procedures as are required by the Specifications and cGMPs, and (with respect to the Menarini Compound) the Quality Agreement.
8.14    Audits and Inspections. No routine GMP and/or GCP audits will be performed, provided that senior quality management of both Parties may agree to hold any such audit or inspection. To the extent allowed by any agreement(s) with a Third Party, the GMP and/or GCP documentation, GMP and/or GCP reports, and CAPA plans from the Context manufacturing of any Context Compound to be used in the Study shall be shared with Menarini upon

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reasonable request (such request not to occur more than once in any twelve (12) month period). Parties shall bear their own costs of such audits.
8.15    Recalls. Recalls of the Menarini Compound shall be governed by the terms of the Quality Agreement. Recalls of the Context Compound shall be addressed in accordance with the applicable regulations and laws and as Context otherwise deems appropriate.
8.16    VAT. It is understood and agreed between the Parties that any payments made, and any other consideration given under this Agreement are each exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable and at the relevant rate. Subject to Section 8.17, where VAT is properly charged by the supplying Party and added to a payment made or other consideration provided (as applicable) under this Agreement, the Party making the payment or providing the other consideration (as applicable) will pay the amount of VAT properly chargeable only on receipt of a valid tax invoice from the supplying Party issued in accordance with the laws and regulations of the country in which the VAT is chargeable. Each Party agrees that it shall provide to the other Party any information and copies of any documents within its control to the extent reasonably requested by the other Party for the purposes of (i) determining the amount of VAT chargeable on any supply made under this Agreement, (ii) establishing the place of supply for VAT purposes, or (iii) complying with its VAT reporting or accounting obligations.
8.17    Where one Party or its Affiliate (the “First Party”) is treated as making supply of goods or services in a particular jurisdiction (for VAT purposes) for non-cash consideration, and the other Party or its Affiliate (the “Second Party”) is treated as receiving such supply in the same jurisdiction, thus resulting in an amount of VAT being properly chargeable on such supply, the Second Party shall only be obliged to pay to the First Party the amount of VAT properly chargeable on such supply (and no other amount). The Second Party shall pay such VAT to the First Party on receipt of a valid VAT invoice from the First Party (issued in accordance with the laws and regulations of the jurisdiction in which the VAT is properly chargeable). The Parties agree to (i) use their reasonable endeavors to determine and agree the value of the supply that has been made and, as a result, the corresponding amount of VAT that is properly chargeable, and (ii) provide to each other any information or copies of documents in their control as are reasonably necessary to evidence that such supply will take, or has taken, place in the same jurisdiction (for VAT purposes).

9.    Confidentiality
9.1    Subject to Section 13.3.8, Menarini and Context agree to hold in confidence any Confidential Information provided by the other Party, and neither Party shall use Confidential Information of the other Party except for the performance of the Study and for the Permitted Use and any other use expressly permitted by this Agreement. Neither Party shall, without the prior written permission of the other Party, disclose any Confidential Information of the other Party to any Third Party except to the extent disclosure (i) is required by Applicable Law; (ii) is pursuant to the terms of this Agreement; or (iii) is necessary for the conduct of the Study, and in each case ((i) through (iii)) provided that the disclosing Party shall provide reasonable advance notice to the other Party before making such disclosure. For the avoidance of doubt: (A) Context may, without Menarini's consent, disclose Confidential Information to clinical trial sites and clinical trial investigators performing the Study, the data safety monitoring and advisory board relating to the Study, the Third Party clinical research organization(s) supporting Context with the Study, and Regulatory Authorities working with Context on the Study, in each case to the extent necessary for the performance of the Study

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and provided that such persons (other than governmental entities) are bound by an obligation of confidentiality at least as stringent as the obligations contained herein and further provided that Context shall remain liable towards Menarini for any unauthorized use or disclosure of the Confidential Information by these subjects; and (B) Menarini may, without Context's consent, disclose, on a need to know basis (and, if applicable, only to the extent required by any contractual obligations), Confidential Information to its, its Affiliates and Menarini Compound licensors, directors, officers, employees and consultants to the extent necessary for the performance of its obligations or exploitation of its rights hereunder, provided that Menarini shall remain liable to Context for any unauthorized use or disclosure of the Confidential Information by any of these parties.
9.2    Inventions that constitute Confidential Information and are jointly owned by the Parties shall constitute the Confidential Information of both Parties.
a.    Menarini shall have the right to (i) use Clinical Data and Sample Testing Results in connection with its independent development, commercialization or other exploitation of any proprietary Menarini compound including the Menarini Compound (alone or in combination with the Context Compound and/or other pharmaceutical agents) without the consent of, or any obligation to account to, Context; and (ii) disclose such Confidential Information to Third Parties consistent with Section 3.10 and Articles 10, 11, 12 and 20.2.
b.    Context shall have the right to (i) use its Confidential Information, Clinical Data and Sample Testing Results, as well as any Sample Testing Results that may arise from Menarini performing such testing, in connection with its independent development, commercialization or other exploitation of any proprietary Context compound including the Context Compound (alone or in combination with the Menarini Compound and/or other pharmaceutical agents) without the consent of, or any obligation to account to, Menarini; and (ii) disclose such Confidential Information to Third Parties consistent with Section 3.10 and Articles 10, 11, 12 and 20.2.
9.3    Inventions that constitute Confidential Information and are solely owned by one Party shall constitute the Confidential Information of that Party. Context may use and disclose to Third Parties any Context solely owned Confidential Information for any purpose without obligation or accounting to Menarini. Similarly, Menarini may use and disclose to Third Parties any Menarini solely owned Confidential Information for any purpose without obligation or accounting to Context.
9.4    All Confidential Information containing personal identifiable data shall be handled in accordance with all data protection and privacy laws, rules, and regulations applicable to such Party.
9.5    The obligations of confidentiality in this Section 9 shall remain in full force and effect until each piece of Confidential Information falls in the public domain, through no breach of this Section 9 by any of the Parties.

10.    Intellectual Property
10.1    Joint Ownership and Prosecution.
10.1.1    Subject to Sections 10.2 and 10.3, as between the Parties, all rights to all Inventions invented after the Effective Date relating to the combined use of the Menarini Compound and the Context Compound (each a “Jointly Owned Invention”) shall belong jointly to Menarini and Context. For those countries where a specific license is required for a joint owner of a Jointly Owned Invention to practice such Jointly Owned

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Invention in such countries, (i) Context hereby grants to Menarini a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Context's right, title and interest in and to all Jointly Owned Inventions to use such Jointly Owned Inventions for the Permitted Use and any other use expressly permitted by this Agreement, and (ii) Menarini hereby grants to Context a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Menarini's right, title and interest in and to all Jointly Owned Inventions to use such Jointly Owned Inventions for the Permitted Use and any other use expressly permitted by this Agreement. For clarity, the terms of this Agreement do not provide Menarini or Context with any rights, title or interest or any license to the other Party's background intellectual property except as expressly provided for herein and necessary for the Parties to conduct the Study. For further clarity, any license to the other Party's background intellectual property granted by either Party to the other Party hereunder shall be non-exclusive, royalty-free, non-transferrable, non-sublicensable, and to be exploited only to the extent strictly necessary for the conduct of the Study. For the avoidance of doubt and except as expressly provided herein, (i) Context’s right to exploit each Jointly Owned Invention shall not otherwise provide Context any rights to the Menarini Compound, and (ii) Menarini’s right to exploit each Jointly Owned Invention shall not otherwise provide Menarini any rights to the Context Compound.
10.1.2    Promptly following the Effective Date, patent representatives of each of the Parties shall meet (in person, videoconference, or by telephone) to discuss the patenting strategy for any Jointly Owned Inventions which may arise under this Agreement. In particular, the Parties shall discuss which Party will file a patent application (including any provisional, substitution, divisional, continuation, continuation in part, reissue, renewal, reexamination, extension, supplementary protection certificate and the like) in respect of any Jointly Owned Invention (each, a “Joint Patent Application”) and whether the Parties wish to appoint Joint Patent Counsel. In any event, the Parties shall consult and reasonably cooperate with one another in the preparation, filing, prosecution (including prosecution strategy) and maintenance of such patent application and shall equally share the expenses associated with the Joint Patent Applications. In the event that one Party (the “Filing Party”) wishes to file a patent application for a Jointly Owned Invention and the other Party (the “Non-filing Party”) does not want to file any patent application for such Jointly Owned Invention or does not want to file in a particular country, the Non-filing Party shall execute such documents and perform such acts at the Filing Party's expense as may be reasonably necessary to effect an assignment of such Jointly Owned Invention to the Filing Party (in such country or all countries, as applicable) in a timely manner to allow the Filing Party to prosecute such patent application. Likewise, if a Party (the “Opting-out Party”) wishes to discontinue the prosecution and maintenance of a Joint Patent Application, the other Party, at its sole option (the “Continuing Party”), may continue such prosecution and maintenance. In such event, the Opting-out Party shall execute such documents and perform such acts at the Continuing Party's expense as may be reasonably necessary to effect an assignment of such Joint Patent Application to the Continuing Party (in such country or all countries, as applicable) in a timely manner to allow the Continuing Party to prosecute and maintain such patent application. Any Joint Patent Application or Jointly Owned Invention so assigned shall thereafter be owned solely by the Continuing Party or Filing Party (as applicable), and except as otherwise set forth herein, the Opting-out Party or Non-filing Party (as applicable) shall have no right to practice under such Joint

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Patent Application or any patent claiming such Jointly Owned Invention in the applicable country or countries and, for the avoidance of doubt, any such patent, when issued, shall not be a Joint Patent.
10.1.3    Except as expressly provided in Sections 3.10 10.1.2 and in furtherance and not in limitation of Section 9.1, each Party agrees to make no patent application based on the other Party's Confidential Information, and to give no assistance to any Third Party for such application, without the other Party's prior written authorization.
10.1.4    Menarini shall have the first right to initiate legal action to enforce all Joint Patents against infringement, and to protect all Jointly Owned Inventions from misappropriation, by any Third Party where such infringement or misappropriation results from the development or sale of an antiestrogen, or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that Menarini fails to initiate or defend such action within [***] days after being first notified of such infringement or misappropriation, Context shall have the right to do so at its sole expense. Context shall have the first right to initiate legal action to enforce all Joint Patents against infringement and to protect all Jointly Owned Inventions from misappropriation, by any Third Party where such infringement or misappropriation results from the development or sale of an antiprogesterone, or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that Context fails to initiate or defend such action within [***] after being first notified of such infringement, Menarini shall have the right to do so at its sole expense. In the event that legal action to enforce Joint Patents will involve infringement or misappropriation resulting from the development or sale of a molecule or molecules that is/are or include(s) both an antiestrogen and an antiprogesterone, the Parties shall work together to coordinate such action and shall share the costs and expenses of such litigation equally. For clarity, if the alleged infringer is selling or intending to sell only one of either an antiestrogen or an antiprogesterone, then the foregoing obligation to share the costs and expenses of such litigation shall not apply.
10.1.5    If one Party brings any prosecution or enforcement action or proceeding against a Third Party with respect to any Joint Patent, the second Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the suit. The costs and expenses of the Party bringing suit under this Section 10.1.5 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall be first applied to the out-of-pocket costs of the Party controlling the action; (ii) the remaining balance shall next be applied to the out-of-pocket costs of the Party incurred in such action; and then (iii) any remaining proceeds shall be divided evenly between Menarini and Context. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.1.5 may not be entered into without the consent of the Party not bringing the suit.
10.2    Inventions Owned or Otherwise Controlled by Menarini. Notwithstanding Section 10.1, the Parties agree that, as between the Parties, all rights to Inventions relating to the Menarini Compound other than Inventions relating to the combined use of the Menarini Compound and the Context Compound (including, but not limited to, (a) the composition of matter of the Menarini Compound, (b) a method of manufacture or formulation of the Menarini Compound as a monotherapy, and/or (c) the use or a method of use of the Menarini Compound as a monotherapy or as used with other agents, antibodies or compounds (other than an Invention pertaining, whether generically or specifically, to the composition of matter, method of manufacture or formulation, or the use or a method of use of both the Context Compound and the Menarini Compound)) are the exclusive property of Menarini. Menarini shall be

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entitled to file in its own name relevant patent applications and to own resultant patent rights for any such Invention. For the avoidance of doubt, any Invention generically encompassing the Menarini Compound (and not any Context proprietary compound including the Context Compound) within its scope, even where the Menarini Compound is not disclosed per se, is the exclusive property of Menarini. For clarity, nothing in this Agreement shall be construed to grant Context any right or license under the patents and know-how owned or otherwise controlled by Menarini with respect to the Menarini Compound other than the limited rights expressly granted herein.
10.3    Inventions Owned by Context. Notwithstanding Section 10.1, the Parties agree that all rights to Inventions relating to the Context Compound other than Inventions relating to the combined use of the Menarini Compound and the Context Compound (including but not limited to (a) the composition of matter of the Context Compound, (b) a method of manufacture or formulation of the Context Compound as a monotherapy, and/or (c) a method of use of the Context Compound as a monotherapy or as used with other agents, antibodies or compounds (other than an Invention pertaining, whether generically or specifically, to the composition of matter, method of manufacture or formulation, or a method of use of both the Context Compound and the Menarini Compound)) are the exclusive property of Context. Context shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for any such Invention. For the avoidance of doubt, any Invention generically encompassing the Context Compound (and not any Menarini proprietary compound including the Menarini Compound) within its scope, even where the Context Compound is not disclosed per se, is the exclusive property of Context.
10.4    Notwithstanding any provision of this Article 10 to the contrary, the Parties agree that all Inventions invented after the Effective Date relating to the Menarini Compound shall be subject to provisions of the Elacestrant License Agreements. In the event of any inconsistency between the Elacestrant License Agreements and this Agreement, the terms of the Elacestrant License Agreements shall prevail and apply to the Parties. Without limiting the foregoing, the Parties agree that all Inventions invented after the Effective Date relating to the Menarini Compound shall be promptly disclosed to Eisai.

11.    Reprints; Rights of Cross-Reference

Consistent with applicable copyright and other laws, each Party may use, refer to, and disseminate reprints of scientific, medical, and other published articles and materials from journals, conferences and/or symposia relating to the Study which disclose the name of a Party, provided such use does not constitute an endorsement of any commercial product or service by the other Party.

12.    Press Releases and Publications

12.1    The Parties will mutually agree (not to be unreasonably withheld, conditioned or delayed) on the content and timing of any press release with respect to this Agreement or the Study; provided that Context may make public disclosures concerning this Agreement and/or the Study as required by Applicable Law or the rules of any exchange on which its securities are traded.
12.2    To the extent required by Applicable Law or in accordance with Context's policies, Context will register the Study with the Clinical Trials Registry located at www.clinicaltrials.gov. Context is committed to timely publication of the results following Study Completion, after taking appropriate action to secure intellectual property rights (if any) arising from the Study.

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The publication of the results of the Study will be in accordance with the Protocol. Menarini agrees not to publish any results of the Study involving the Context Compound prior to the timely publication of such Study results by Context.
12.3    Each Party shall use reasonable efforts to publish or present scientific papers dealing with the Study in accordance with accepted scientific practice. Each Party may issue a press release related to any scientific presentation or publication regarding the Study in a form mutually agreed to by the Parties (not to be unreasonably withheld, conditioned or delayed) or as otherwise required by Applicable Law.
12.4    The Parties agree that prior to submission of the results of the Study for publication or presentation or any other dissemination of results including oral dissemination, the publishing Party shall invite the other to comment on the content of the material to be published or presented according to the following procedure:
(i)    At least [***] days prior to submission for publication of any paper, letter, or any other publication, or [***] days prior to submission for presentation of any abstract, poster, talk or any other presentation, the publishing Party shall provide to the other Party the full details of the proposed publication or presentation in an electronic version (email attachment). Upon written request from the other Party, the publishing Party agrees not to submit data for publication/presentation for an additional [***] days in order to allow for actions to be taken to preserve rights for patent protection.
(ii)    The publishing Party shall give reasonable consideration to any request by the other Party made within the periods mentioned in clause (i) above to modify the publication and the Parties shall work in good faith and in a timely manner to resolve any issue regarding the content for publication.
(iii)    The publishing Party shall remove all Confidential Information of the other Party before finalizing the publication.
12.5    Context agrees to identify Menarini and acknowledge Menarini's support in any press release and any other publication or presentation of the results of the Study.

13.    Representations and Warranties; Disclaimers

13.1    Each of Menarini and Context represents and warrants to the other that it has the full right and authority to enter into this Agreement and that this Agreement (i) constitutes a legal and valid obligation binding upon such Party, enforceable in accordance with its terms and (ii) does not conflict with any provision of any agreement such Party is otherwise a party to.
13.2    Context does not undertake that the Study shall lead to any particular result, nor is the success of the Study guaranteed. Neither Party accepts any responsibility for any use that the other Party may make of the Clinical Data nor for advice or information given in connection therewith.
13.3    Anti-Corruption.
13.3.1    In performing their respective obligations hereunder, the Parties acknowledge that the corporate policies of Menarini and Context and their respective Affiliates require that each Party's business be conducted within the letter and spirit of the law. By signing this Agreement, each Party agrees to conduct the business contemplated herein in a manner which is consistent with all Applicable Law, including the U.S. Foreign Corrupt Practices Act, good business ethics, and its ethics and other corporate policies, and to abide by the spirit of the other Party's applicable ethics and compliance guidelines which may be provided by such other Party from time to time.

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13.3.2    Specifically, each Party agrees that it has not, and covenants that it, its Affiliates, and its and its Affiliates' directors, employees, officers, and anyone acting on its behalf, will not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any action in furtherance of, any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage; or improperly assisting it in obtaining or retaining business for it or the other Party, or in any way with the purpose or effect of public or commercial bribery.
13.3.3    Each Party shall not contact, or otherwise knowingly meet with, any Government Official for the purpose of discussing activities arising out of or in connection with this Agreement, without the prior written approval of the other Party, except where such meeting is consistent with the purpose and terms of this Agreement and in compliance with Applicable Law.
13.3.4    Each Party represents that: (i) it has no impediment to enter into the transaction contemplated in this Agreement; (ii) it is not excluded, debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government programs; and (iii) it has not and will not use in any capacity the services of any person or Subcontractor debarred under Applicable Law with respect to activities to be performed under this Agreement.
13.3.5    Each Party represents and warrants that except as disclosed to the other in writing prior to the commencement of this Agreement: (i) it does not have any interest which directly or indirectly conflicts with its proper and ethical performance of this Agreement; (ii) it shall maintain arm's length relations with all Third Parties with which it deals for or on behalf of the other in performance of this Agreement; and (iii) it has provided complete and accurate information and documentation to the other Party, the other Party's Affiliates and its and their personnel in the course of due diligence conducted by the other Party for this Agreement, including disclosure of any officers, employees, owners or persons directly or indirectly retained by such Party in relation to the performance of this Agreement who are Government Officials or relatives of Government Officials. Each Party shall make all further disclosures as necessary to the other Party to ensure the information provided remains complete and accurate throughout the term of this Agreement. Subject to the foregoing, each Party agrees that it shall not hire or retain any Government Official to assist in its performance of this Agreement, with the sole exception of conduct of or participation in clinical trials under this Agreement, provided that such hiring or retention shall be subject to the completion by the hiring or retaining Party of a satisfactory anti-corruption and bribery (e.g., FCPA) due diligence review of such Government Official. Each Party further covenants that any future information and documentation submitted to the other Party as part of further due diligence or a certification shall be complete and accurate.
13.3.6    Each Party shall have the right during the term of this Agreement, and for a period of two (2) years following termination of this Agreement, to conduct an investigation and audit of the other Party's activities, books and records, to the extent they relate to that other Party's performance under this Agreement, to verify compliance with the terms of this Section 13.3. Such other Party shall cooperate fully with such investigation or audit, the scope, method, nature, and duration of which shall be at the sole reasonable discretion of the Party requesting such audit.

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13.3.7    Each Party shall ensure that all transactions under the Agreement are properly and accurately recorded in all material respects on its books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects. Each Party further represents, warrants, and covenants that all books, records, invoices and other documents relating to payments and expenses under this Agreement are and shall be complete and accurate and reflect in reasonable detail the character and amount of transactions and expenditures. Each Party must maintain a system of internal accounting controls reasonably designed to ensure that no off-the-books or similar funds or accounts will be maintained or used in connection with this Agreement.
13.3.8    Each Party agrees that in the event that the other Party believes in good faith that there has been a possible violation of any provision of Section 13.3, such other Party may make full disclosure of such belief and related information needed to support such belief at any time and for any reason to any competent government bodies and its agencies, and to whoever such Party determines in good faith has a legitimate need to know.
13.3.9    Each Party shall comply with its own ethical business practices policy and any Corporate Integrity Agreement to which it is subject, and shall conduct its Study-related activities in accordance with Applicable Law. Each Party agrees to ensure that all of its employees involved in performing its obligations under this Agreement are made specifically aware of the compliance requirements under this Section 13.3. In addition, each Party agrees to ensure that all such employees have either participated in compliance training conducted by such Party or such employees have been informed of such Party’s policies regarding anti-bribery and corruption, prior to his/her performance of any obligations or activities under this Agreement. Each Party further agrees to certify its continuing compliance with the requirements under this Section 13.3 on a periodic basis during the term of this Agreement in such form as may be reasonably requested by the other Party.
13.4    EXCEPT AS EXPRESSLY PROVIDED HEREIN, CONTEXT MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE CONTEXT COMPOUND, AND ANY WARRANTY THAT THE CONTEXT COMPOUND DOES NOT INFRINGE THIRD PARTIES INTELLECTUAL PROPERTY RIGHTS, AND MENARINI MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE MENARINI COMPOUNDS, AND ANY WARRANTY THAT THE MENARINI COMPOUND DOES NOT INFRINGE THIRD PARTIES INTELLECTUAL PROPERTY RIGHTS.

14.    Insurance: Indemnification: Limitation of Liability

14.1    Insurance. Without limiting its obligations and liability under this Agreement, each Party shall effect and maintain, at its own expense, with reputable insurance companies, a General Third Party Liability and Product Liability Insurance policy with a limit of liability not lower than $[***] ([***] US Dollars) for any one occurrence or series of occurrences arising out of any one event or series of events.
Context shall or shall procure that the sponsor of the Study, purchase a Clinical Trial Liability Insurance policy extended to product liability risks, covering all subjects participating in the

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Study. Such Clinical Trial Insurance policy shall be fully compliant with local laws and regulations applicable in the country where the Study is performed. Any deductibles, policy exclusions or uncovered risks will remain at the sole costs and expenses of the Party which subscribed the policy.
Context shall use Commercially Reasonable Efforts to include in its contract with the Primary CRO that such Primary CRO shall maintain a professional liability insurance policy with limits of liability not lower than $[***] ([***] US Dollars).
Notwithstanding the foregoing, either Party shall maintain such insurance coverage during the term of this Agreement and, thereafter, for a minimum of 5 (five) years after the expiration or termination of this Agreement.
Upon request of a Party, the other Party shall provide the requesting Party with a certificate of insurance issued by the insurer or by the broker which shall include the details of its insurance policy, including, at least, the name of the insurer, the insured business activity, the policy number, the effective date, the expiration date and the limits of liability applied.
If either Party fails to maintain in force any of its own insurance policies as above, the other Party shall have the right (but not the obligation) to maintain any relevant insurance coverage by paying the relevant premiums in place of the defaulting Party, with the right to be fully reimbursed by the Party which has failed to maintain the policies required under this Agreement.
14.2    Indemnification.
14.2.1    Indemnification by Menarini. Menarini agrees to defend, indemnify and hold harmless Context, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any loss, damage, reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with any claim, proceeding, or investigation by a Third Party arising out of this Agreement or the Study (a “Liability”), to the extent that such Liability (A) was caused by (i) negligence or willful misconduct on the part of Menarini (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (ii) a breach on the part of Menarini of any of its representations and warranties or any other covenants or obligations of Menarini under this Agreement; or (iii) a breach of Applicable Law by Menarini ; or (B) is determined to be attributable to the Menarini Compound, including any infringement of Third Parties intellectual property rights deriving from the Menarini Compound.
14.2.2    Indemnification by Context. Context agrees to defend, indemnify and hold harmless Menarini, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any Liability to the extent that such Liability (A) was caused by (i) negligence or willful misconduct on the part of Context (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (ii) a breach on the part of Context of any of its representations and warranties or any other covenants or obligations of Context under this Agreement; or (iii) a breach of Applicable Law by Context; or (B) is determined to be attributable to the Context Compound, including any infringement of Third Parties intellectual property rights deriving from the Context Compound.
14.2.3    Procedure. The obligations of Context and Menarini under this Section 14.2 are conditioned upon the delivery of written notice to Context or Menarini, as the case might be, of any potential Liability within a reasonable time after a Party becomes aware of such potential Liability. A Party will have the right to assume the defense of

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any suit or claim related to the Liability (using counsel reasonably satisfactory to the other Party) if it has assumed responsibility for the suit or claim in writing. The other Party may participate in (but not control) the defense thereof at its sole cost and expense. The Party controlling such defense (the “Defending Party”) shall keep the other Party (the “Other Party”) advised of the status of such action, suit, proceeding or claim and the defense thereof and shall reasonably consider recommendations made by the Other Party with respect thereto. The Defending Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Other Party, which shall not be unreasonably withheld, conditioned or delayed. The Defending Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Other Party from all liability with respect thereto or that imposes any liability or obligation on the Other Party without the prior written consent of the Other Party. The Defending Party shall have no liability for any settlement entered into by the Other Party without the Defending Party’s prior written consent.
14.2.4    Study Patients. Menarini shall not offer compensation on behalf of Context to any Study subject or bind Context to any indemnification obligations in favor of any Study subject. Likewise, Context shall not offer compensation on behalf of Menarini to any Study subject or bind Menarini to any indemnification obligations in favor of any Study subject.
14.3    LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES OR SUBCONTRACTORS) BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR DAMAGES FOR LOST OPPORTUNITIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL THE LIABILITY OF EITHER PARTY HEREUNDER BE LIMITED OR EXCLUDED IN CASE OF: (i) FRAUD, GROSS NEGLIGENCE OR WILFUL MISCONDUCT, (ii) THIRD PARTY CLAIMS INDEMNIFIABLE UNDER SECTION 14.2 ABOVE, (iii) DAMAGES ARISING OUT OF, OR RELATED TO, A PARTY'S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO USE, DISCLOSE, LICENSE, ASSIGN OR OTHERWISE TRANSFER SAMPLE TESTING RESULTS, CLINICAL DATA, CONFIDENTIAL INFORMATION AND JOINTLY-OWNED INVENTIONS.

15.    Use of Name
Except as expressly provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark, or logo of the other Party for any purpose in connection with the performance of this Agreement. To the extent required, or Context determines may be necessary (in its sole discretion), to be disclosed by Context in connection with any filings with the Securities and Exchange Commission, any regulatory agency or similar regulatory or exchange frameworks, Context shall have the right to include in such filings such information relating to this Agreement and/or a copy of this Agreement, without notice to Menarini.

16.    Force Majeure

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If in the performance of this Agreement, one of the Parties is prevented, hindered, or delayed by reason of any cause beyond such Party’s reasonable control (e.g., war, riots, pandemic, fire, strike, governmental laws, etc.), such Party shall be excused from performance to the extent that it is necessarily prevented, hindered, or delayed (“Force Majeure”). The nonperforming Party will notify the other Party of such Force Majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party will use Commercially Reasonable Efforts to remedy its inability to perform.

17.    Entire Agreement; Modification
This Agreement, together with the Related Agreements, constitutes the sole, full and complete agreement by and between the Parties with respect to the subject matter of this Agreement, and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement. No amendments, changes, additions, deletions, or modifications to or of this Agreement shall be valid unless reduced to writing and signed by the Parties hereto.

18.    Assignment and Sub-Contracting
Other than as provided for in Section 2.4, neither Party shall assign or transfer this Agreement without the prior written consent of the other Party; provided, however, that either Party may assign all or any part of this Agreement without the other Party’s consent (i) to a Third Party that merges with, consolidates with or acquires substantially all of the assets or voting control of the assigning Party or (ii) to a Third Party that acquires all the rights of the assigning Party to the Menarini Compound, in the case of the Menarini Compound, or the Context Compound, in the case of Context, or (iii) to one or more of its Affiliates’, and any and all rights and obligations of either Party may be exercised or performed by its Affiliates, provided that such Affiliates agree to be bound by this Agreement. Any breach by a Party’s Affiliate, or merging/acquiring entity pursuant to section (i) or (ii) of the preceding sentence, of any such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s merging/acquiring entity or Affiliate. Each Party shall remain primarily liable for any acts or omissions of its Affiliates.

19.    Invalid Provision
If any provision of this Agreement is held to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision. In lieu of the illegal, invalid or unenforceable provision, the Parties shall negotiate in good faith to agree upon a reasonable provision that is legal, valid, and enforceable to carry out as nearly as practicable the original intention of the entire Agreement.

20.    Additional Obligations

20.1    Should a Party reasonably determine that the Study was successful such that a subsequent clinical trial with the Combination, including additional, expansion or registrational study (the “Phase 3 Study”) could reasonably be performed, such Party shall notify the other Party’s Alliance Manager. Promptly after receipt of such notice, the Parties shall meet to discuss in good faith (i) the potential design and cost sharing for such Phase 3 Study; and (ii) the Protocol for such Phase 3 Study. Should the Parties fail to agree on the terms for such Phase 3 Study, and should one Party (the “Phase 3 Party”) wish to pursue a Phase 3 Study,

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the other Party shall nevertheless use Commercially Reasonable Efforts to provide (i) the Menarini Compound (in such case where Context is the Phase 3 Party) or the Context Compound (in such case where Menarini is the Phase 3 Party) at reasonable cost (which shall not exceed the non-Phase 3 Party’s direct cost of goods for the Compound, including shipment costs plus [***]) and in such quantities and pursuant to such reasonable timelines as the Phase 3 Party reasonably deems necessary, and (ii) a “right of reference” as necessary for the Phase 3 Party to prepare, submit and maintain regulatory submissions related to the Phase 3 Study and related Regulatory Approvals. The Phase 3 Party shall consider in good faith all comments to the Protocol that the other Party may provide, and the Phase 3 Party shall not insert in the Protocol anything that may materially impact the Menarini Compound (in such case where Context is the Phase 3 Party) or the Context Compound (in such case where Menarini is the Phase 3 Party) without the other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed, unless a particular change is required by Applicable Laws or an applicable IRB/ethics committee. Additionally, the Phase 3 Party shall give the other Party access to the entire documentation of the Phase 3 Study and shall permit the other Party to interact with any Regulatory Authority with respect to the Phase 3 Study. In any event (regardless if an agreement on Phase 3 Study is achieved between the Parties), the Parties shall discuss in good faith the potential for a mutually beneficial exploitation of the Phase 3 Study results and data.
20.2    If at any time prior to three (3) months after the database lock of the Study Context receives a bona-fide written offer from a Third Party regarding a potential Further Transaction, Context shall notify Menarini in writing of Context’s receipt of such offer (“Further Transaction Notice”), without any obligation to provide any details regarding the terms of, or party(ies), to such Third-Party offer; provided however, that no such notice shall be required if providing such notice (i) would result in conflict with any Applicable Law (including the rules of any exchange on which Context’s securities are traded), or (ii) may require public disclosure pursuant to Applicable Law or the rules of any exchange on which Context’s securities are traded (pursuant to written advice obtained by Context external legal counsel which advice shall be shared with Menarini in such a way and to the extent providing such advice to Menarini does not waive Context’s attorney-client privilege). After receipt of the Further Transaction Notice, if Menarini desires to pursue a Further Transaction, then Menarini shall promptly notify Context in writing that sets forth the proposed terms for such Further Transaction (“Menarini Response”), which Context shall consider in good faith. In no event shall Context share the results generated under the Study with any Third Party in connection with any intended potential Further Transaction until such results have been publicly disclosed in accordance with the terms of this Agreement. Furthermore, in no event shall Menarini share the results generated under the Study with any Third Party (other than its licensors) until such results have been publicly disclosed in accordance with the terms of this Agreement. Any obligations of Context set forth in this Section 20.2 shall immediately terminate upon (i) Menarini’s breach of any terms of this Agreement, (ii) FDA providing a complete response letter (“CRL”) to the application for approval for the Menarini Compound that does not ultimately lead to approval of the Menarini Compound within six (6) months of such initial CRL, (iii) the termination or expiration of this Agreement, or termination of the Study, (iv) Menarini’s failure to provide the Menarini Response setting forth reasonable terms (as Context determines in its sole discretion) within [***] days of Menarini’s receipt of a Further Transaction Notice, or (v) Menarini and Context’s failure to come to definitive terms regarding a transaction within [***] days of Menarini’s receipt of a Further Transaction Notice.

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21.    Governing Law
21.1    The Parties shall attempt in good faith to settle all disputes arising out of or in connection with this Agreement in an amicable manner. Any claim, dispute or controversy arising out of or relating to this Agreement, including the breach, termination, or validity hereof or thereof (each, a “Dispute”), shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to its choice of law principles. The Parties hereby consent to the exclusive jurisdiction and venue in the state or federal courts located in New York City, Southern District, New York to resolve any dispute which cannot be resolved amicably by the Parties.
21.2    Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties.
21.3    Menarini acknowledges that it is aware (and any representative who receives Confidential Information has or will be advised) that federal and state securities laws prohibit any person who has material non-public information about a company or its securities from purchasing or selling securities of such company, or from communicating such information to other persons, under circumstances in which it is foreseeable that such person may purchase or sell such securities. Menarini covenants to refrain from using or communicating material non-public information provided by or on behalf of Context in violation of such securities laws.

22.     Notices
All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by electronic mail (and promptly confirmed by personal delivery or overnight courier), or sent by internationally recognized overnight courier addressed as follows:
If to Context, to:

Context Therapeutics Inc.
2001 Market Street,
Suite 3915, Unit#15
Philadelphia, PA 19103 USA
Attn: Martin Lehr, Chief Executive Officer
Email: [***]

with a required copy to:

Context Therapeutics Inc.
2001 Market Street,
Suite 3915, Unit#15
Philadelphia, PA 19103 USA
Attn: Alex Levit, Chief Legal Officer
Email: [***]
Attn: Context’s Alliance Manager

If to Menarini, to:

Berlin-Chemie AG
Glienicker Weg 125, 12849 Berlin
Attn: President of the Board of Directors

ACTIVE/117982251.1

Email: [***]

    with a required copy to:

Berlin-Chemie AG
Glienicker Weg 125, 12849 Berlin
Attn: Head of Legal Department
Email: [***]
Attn: Menarini’s Alliance Manager
Email: [***]

23.    Relationship of the Parties
The relationship between the Parties is and shall be that of independent contractors, and does not and shall not constitute a partnership, joint venture, agency, or fiduciary relationship. Neither Party shall have the authority to make any statements, representations, or commitments of any kind, or take any actions, which are binding on the other Party, except with the prior written consent of the other Party to do so. All persons employed by a Party will be the employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

24.    Counterparts and Due Execution
This Agreement and any amendment may be executed in two (2) or more counterparts (including by way of electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding any electronic transmission, storage, and printing of copies of this Agreement from computers or printers. When executed by the Parties, this Agreement shall constitute an original instrument, notwithstanding any electronic transmission, storage, and printing of copies of this Agreement from computers or printers. For clarity, signatures transmitted via PDF shall be treated as original signatures.

25.    Construction
Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression. The term “will” as used herein means shall. References to “Article,” “Section” or “Appendix” are references to the numbered sections of this Agreement and the appendices attached to this Agreement, unless expressly stated otherwise. Except where the context otherwise requires, references to this “Agreement” shall include the appendices attached to this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.
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IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

Context Therapeutics Inc.

By: /s/ Martin Lehr
Name: Martin Lehr
Title: Chief Executive Officer

Berlin-Chemie AG

By: /s/ Dr. Attilio Sebastio
Name: Dr Attilio Sebastio
Title: Chief Financial Officer

By: /s/ Dr. Luca Lastrucci
Name: Dr. Luca Lastrucci
Title: Chairman of the Executive Board

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Appendix A

STUDY SYNOPSIS

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Appendix B Supply of Compounds

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Schedule I

DATA SHARING AND SAMPLE TESTING SCHEDULE

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Appendix C
TESTING OF cfNA IN BLOOD SAMPLES

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